John Hancock Life Insurance Company (U.S.A.) A Stock Company

LIFE INSURED	[John J. Doe]

POLICY NUMBER	[12 345 678]

PLAN NAME	[Protection VUL]

FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY

ADJUSTABLE DEATH BENEFIT

BENEFIT PAYABLE ON LIFE INSURED’S DEATH

FLEXIBLE PREMIUMS PAYABLE TO AGE 121 DURING THE LIFE INSURED’S LIFETIME

NON-PARTICIPATING (NOT ELIGIBLE FOR DIVIDENDS)

Subject to the conditions and provisions of this policy, if the Life Insured dies while this policy is In Force, John Hancock Life Insurance Company (U.S.A.) (“the Company”) agrees to pay the Insurance Benefit to the beneficiary in a lump sum, which may include placing the Insurance Benefit in an interest-bearing account in the name of the beneficiary that provides immediate access to all of the account, and to provide the other benefits, rights, and privileges, if any, of the policy. If the Company makes other plans of payment available other than a lump sum, then a beneficiary may request payment under such plans in lieu of a lump sum.

The Insurance Benefit is described in Section 4.

Net Premiums are added to the Policy Value. You may allocate them to one or more of the Investment Accounts or the Fixed Account, subject to Section 10 and any other applicable provisions of the policy.

The portion of the Policy Value that is in the Investment Accounts will vary from day to day. The amount is not guaranteed; it may increase or decrease, depending on the investment experience of the Investment Accounts that you have chosen.

The portion of the Policy Value that is in the Fixed Account will accumulate at rates of interest we determine. Such rates will not be less than the Minimum Fixed Account Annual Rate shown in Section 1.

The amount of the Insurance Benefit, or the duration of the insurance coverage, or both, may increase or decrease as described in Section 4.

READ YOUR POLICY CAREFULLY. It is a contract between you and us.

RIGHT TO RETURN POLICY. If for any reason you are not satisfied with your policy, you may return it for cancellation by delivering or mailing it to us or to the agent who sold it. If this policy does not replace another policy, you may return it within TEN days after receiving it, or if it replaces another policy, you may return it within TWENTY days after receiving it. We will refund in full the payment made. The policy will be void from the beginning.

Signed for the Company by:

President	Secretary

21PROVUL	DE

Policy Provisions

Section

1.	POLICY SPECIFICATIONS

2.	TABLE OF RATES

3.	DEFINITIONS

4.	INSURANCE BENEFIT

5.	FACE AMOUNT

6.	PREMIUMS

7.	POLICY VALUE

8.	LOAN ACCOUNT, FIXED ACCOUNT, AND INVESTMENT ACCOUNTS

9.	SEPARATE ACCOUNT AND SUBACCOUNTS

10.	ALLOCATIONS AND TRANSFERS

11.	LOANS

12.	SURRENDERS AND WITHDRAWALS

13.	DEATH BENEFIT PROTECTION

14.	GRACE PERIOD

15.	POLICY TERMINATION

16.	REINSTATEMENT

17.	COVERAGE AT AND AFTER AGE 121

18.	OWNER AND BENEFICIARY

19.	ASSIGNMENT

20.	MISSTATEMENTS

21.	SUICIDE

22.	INCONTESTABILITY

23.	THE CONTRACT

24.	RIGHT TO POSTPONE PAYMENT OF BENEFITS

25.	CLAIMS OF CREDITORS

26.	REPORTS TO OWNER

27.	HOW VALUES ARE COMPUTED

28.	QUALIFICATION AS LIFE INSURANCE

29.	INTEREST ON PROCEEDS

21PROVUL	2	DE

1. POLICY SPECIFICATIONS

Life Insured	[JOHN DOE]

Plan Name	[Protection VUL]	Policy Number	[12 345 678]

Age at Policy Date	[35]	Issue Date	[February 1, 2020]

[Sex]	[MALE]	Policy Date	[February 1, 2020]

Risk Classification	[Standard] [Non Smoker]

Additional Ratings	[not applicable]

Owner, Beneficiary	As designated in the application or subsequently changed

Death Benefit Option at Issue	[Death Benefit Option 1]

Life Insurance Qualification Test	Cash Value Accumulation Test

	Face Amount at Issue	$ [50,000]

Governing Law	Delaware

21PROVUL	3.1	DE

1. POLICY SPECIFICATIONS (continued) – Policy [12 345 678]

PREMIUMS AT ISSUE

Minimum Initial Premium	$ [52.81]

Premium Mode	[Annual]

Planned Premium	$ [600.00 per year]

Notice: This policy provides life insurance coverage for the lifetime of the Life Insured if sufficient premiums are paid. Premium payments in addition to the Planned Premium shown may need to be made to keep this policy and coverage In Force. After the Life Insured reaches Age 121, no further premium payments are payable.

Keeping the policy and coverage In Force will be affected by factors such as: changes in the current Cost of Insurance rates; changes in the Asset-Based Risk Charge; the amount, timing and frequency of premium payments; the interest rate being credited to the Fixed Account and Loan Account; the amount of any Asset Credit; the amount of any Policy Value Credit; the investment experience of the Investment Accounts; changes to the Death Benefit Option; changes in the Face Amount; loan activity; withdrawals; and deductions for any applicable supplementary benefit riders that are attached to, and made a part of, this policy. Also refer to the Death Benefit Protection, Grace Period, and Policy Termination provisions in Sections 13, 14, and 15.

Pursuant to the Death Benefit Protection provision in Section 13, this policy will provide, at a minimum, coverage until Policy Month [11], Policy Year [39], if all Planned Premiums shown above are paid when they are due, and you do not take any policy loans or withdrawals and there are no other policy changes.

21PROVUL	3.2	DE

1. POLICY SPECIFICATIONS (continued) – Policy [12 345 678]

OTHER BENEFITS AND SPECIFICATIONS

[Not Applicable]

21PROVUL	3.3	DE

1. POLICY SPECIFICATIONS (continued) – Policy [12 345 678]

POLICY VALUE CALCULATION

POLICY CHARGES:

Deductions from Premium Payments

Premium Charge	A percentage of each premium payment, the percentages as shown below.

	Policy Years	Percentage
	1-10	20%
	11+	17%

Monthly Deductions

Administrative Charge	$15.00

Face Amount Charge	A monthly charge that is a rate per $1,000 of Face Amount. The rates are shown below. This charge does not apply to any increase in Face Amount due to a Death Benefit Option change.

	Policy Years	Rate
	1-3	[0.2191]
	4-[15]	[0.2191]
	[16]+	0.0000

Cost of Insurance Charge	Determined in accordance with Section 7. Maximum Monthly Cost of Insurance Rates are shown in Section 2.

	The Maximum Monthly Cost of Insurance Rates are no greater than those derived from the appropriate gender distinct or unisex tables used as the basis for the minimum Cash Surrender Values, as described below.

Asset-Based Risk Charge	0.0208% of Investment Accounts assets deducted monthly

Advance Contribution Charge	Determined in accordance with Section 7. The Advance Contribution Charge Rates are shown below.

	Policy Years	Advance Contribution Charge Rate	Policy Years	Advance Contribution Charge Rate
	1	[0.003608 ]	7	[0.001443 ]
	2	[0.003248 ]	8	[0.001083 ]
	3	[0.002887 ]	9	[0.000722 ]
	4	[0.002526 ]	10	[0.000361]
	5	[0.002165 ]	11+	0.000000
	6	[0.001804]

21PROVUL	3.4	DE

1. POLICY SPECIFICATIONS (continued) – Policy [12 345 678]

POLICY VALUE CALCULATION (continued)

Other Charges

Surrender Charge

This charge is deducted from the Policy Value during the Surrender Charge Period. See Section 12 for details of when a Surrender Charge applies.

The Surrender Charge is equal to (a) minus (b) minus (c), with the result multiplied by the applicable percentage from the table below, where:

(a)is the Initial Surrender Charge shown in this Section 1; and

(b)is 0.0158 multiplied by the sum of premiums received in the first Policy Year;

(c)is the sum of the total Advance Contribution Charges deducted in the first Policy Year.

In no event, however, will the Surrender Charge be less than zero.

The Surrender Charge will reduce over the Surrender Charge Period until it becomes zero. The table below shows the applicable percentage at the beginning of each Policy Year during the Surrender Charge Period. The Percentage of Surrender Charge is proportionately reduced each month of the Policy Year. In the event that the policy is lapsed and reinstated, the Surrender Charge Period will be as described in Section 12.

Surrender Charge Period (Policy Year)	Maximum Percentage of Surrender Charge
1	100.00%
2	[98.29	]%
3	[96.74	]%
4	[95.16	]%
5	[93.58	]%
6	[77.98	]%
7	[62.38	]%
8	[46.78	]%
9	[31.18	]%
10	[15.59	]%
11+	0.00%

Supplementary Benefit Rider Charges	Charges for applicable riders are shown under Supplementary Benefits of this Section 1.

Minimum Cash Surrender Values	We base any Minimum Cash Surrender Values on the 2017 Loaded CSO Smoker Distinct Ultimate (ANB) mortality tables, with substandard ratings as applicable.

21PROVUL	3.5	DE

1. POLICY SPECIFICATIONS (continued) – Policy [12 345 678]

POLICY VALUE CALCULATION (continued)

OTHER TERMS AND CHARGES:

Refer to your policy provisions for details on the terms and values shown in this table.

Minimum Face Amount	$50,000

Minimum Face Amount Decrease	$50,000

Minimum Fixed Account Annual Rate	1.0%

Allocation Date	10th day after the Issue Date

Loan Interest Charged Annual Rate

Policy Years 1-10	3.25%

Policy Years 11+	2.25%

Maximum Loan Interest Credited Differential	2.0%

Asset Credit Commencement Year	Beginning in Policy Year 11

Asset Credit Rate	Rates are shown in Section 2

Minimum Loan Amount	$500

Minimum Withdrawal Amount	$500

Death Benefit Discount Factor	1.0016516

Initial Surrender Charge	$[498.73]

Partial Surrender Charge Decrease Exemption	10%

Advance Contribution Limit	$[387.00]

Maximum Transfer Fee	$25

Fixed Account Maximum Transfer Percentage	15%

Fixed Account Maximum Transfer Amount	$2,000

Investment Account Maximum Transfer Amount	$1,000,000

Policy Value Credit Factor A Limit Rate	0.15

21PROVUL	3.6	DE

1. POLICY SPECIFICATIONS (continued) – Policy [12 345 678]

DEATH BENEFIT PROTECTION VALUE CALCULATION

The following terms and values are used in calculating the Death Benefit Protection Value as described in Section 13 of this policy:

Death Benefit Protection Premium Charge	A percentage of each premium payment, the percentages as shown below.

	Policy Years	Percentage
	1	40%
	2-10	30%
	11+	5%

Death Benefit Protection Administrative Charge	$20.00 per month

Death Benefit Protection Face Amount Charge	A monthly charge that is a rate per $1,000 of Face Amount. The rates are shown in Section 2. This charge does not apply to any increase in Face Amount due to a Death Benefit Option change.

Death Benefit Protection Cost of Insurance Charge	Determined in accordance with Section 13. Monthly Death Benefit Protection Cost of Insurance Rates are shown in Section 2.

Death Benefit Protection Annual Interest Rates	Shown in Section 2

Death Benefit Protection Annual Bonus Rate	[1.12%]

Death Benefit Protection Bonus Threshold Rates	Shown in Section 2

21PROVUL	3.7	DE

2.	TABLES OF RATES – Policy [12 345 678]

MAXIMUM MONTHLY COST OF INSURANCE RATES AND MINIMUM DEATH BENEFIT FACTORS

The Maximum Monthly Cost of Insurance Rates per dollar of Net Amount at Risk (“Rates”) are shown below for each Age. The Rates have been adjusted for any applicable Additional Ratings that are applied to the Cost of Insurance Rates as shown in Section 1. The Rates apply to the Risk Classification of the Life Insured on the Issue Date.

When the Life Insured reaches Age 121 and above, the Rate is 0.0000000 and the Minimum Death Benefit Factor is 1.0000.

Age	Rates	Minimum Death Benefit Factors	Age	Rates	Minimum Death Benefit Factors
35	0.0000750	6.6959	79	0.0032871	1.6727
36	0.0000875	6.4650	80	0.0037150	1.6341
37	0.0000984	6.2450	81	0.0042182	1.5975
38	0.0001084	6.0347	82	0.0047848	1.5627
39	0.0001142	5.8331	83	0.0054487	1.5298
40	0.0001192	5.6386	84	0.0062246	1.4987
41	0.0001259	5.4505	85	0.0071351	1.4692
42	0.0001343	5.2690	86	0.0082008	1.4415
43	0.0001418	5.0941	87	0.0094428	1.4153
44	0.0001493	4.9254	88	0.0108684	1.3907
45	0.0001526	4.7624	89	0.0124411	1.3673
46	0.0001593	4.6042	90	0.0141491	1.3447
47	0.0001643	4.4512	91	0.0159380	1.3223
48	0.0001710	4.3031	92	0.0177634	1.2992
49	0.0001785	4.1599	93	0.0196061	1.2745
50	0.0001877	4.0213	94	0.0213714	1.2477
51	0.0002019	3.8875	95	0.0229753	1.2169
52	0.0002194	3.7586	96	0.0250472	1.1794
53	0.0002403	3.6347	97	0.0273075	1.1347
54	0.0002620	3.5158	98	0.0298315	1.0910
55	0.0002838	3.4015	99	0.0325821	1.0491
56	0.0003038	3.2918	100	0.0355207	1.0087
57	0.0003231	3.1860	101	0.0383419	1.0000
58	0.0003431	3.0838	102	0.0412506	1.0000
59	0.0003666	2.9851	103	0.0441953	1.0000
60	0.0003959	2.8897	104	0.0471198	1.0000
61	0.0004352	2.7979	105	0.0499590	1.0000
62	0.0004838	2.7097	106	0.0526466	1.0000
63	0.0005383	2.6251	107	0.0566496	1.0000
64	0.0005995	2.5442	108	0.0610817	1.0000
65	0.0006658	2.4667	109	0.0660194	1.0000
66	0.0007371	2.3920	110	0.0715539	1.0000
67	0.0008136	2.3204	111	0.0778115	1.0000
68	0.0008986	2.2517	112	0.0833333	1.0000
69	0.0009946	2.1858	113	0.0833333	1.0000
70	0.0011076	2.1226	114	0.0833333	1.0000
71	0.0012418	2.0621	115	0.0833333	1.0000
72	0.0014024	2.0043	116	0.0833333	1.0000
73	0.0015897	1.9493	117	0.0833333	1.0000
74	0.0018036	1.8971	118	0.0833333	1.0000
75	0.0020428	1.8475	119	0.0833333	1.0000
76	0.0023057	1.8004	120	0.0833333	1.0000
77	0.0025959	1.7557	121	0.0000000	1.0000
78	0.0029180	1.7132

21PROVUL	4.1	DE

2. TABLES OF RATES (continued) – Policy [12 345 678]

ASSET CREDIT RATES

The rates below are used in determining the applicable Asset Credit, as described in Section 7. For Age 121 and above, the Asset Credit Rate is 0.0000%

Age	Asset Credit Rate	Age	Asset Credit Rate
35	0.0000%	79	0.0533%
36	0.0000%	80	0.0530%
37	0.0000%	81	0.0526%
38	0.0000%	82	0.0524%
39	0.0000%	83	0.0521%
40	0.0000%	84	0.0517%
41	0.0000%	85	0.0514%
42	0.0000%	86	0.0501%
43	0.0000%	87	0.0487%
44	0.0000%	88	0.0473%
45	0.0700%	89	0.0460%
46	0.0695%	90	0.0445%
47	0.0689%	91	0.0432%
48	0.0682%	92	0.0418%
49	0.0676%	93	0.0405%
50	0.0666%	94	0.0391%
51	0.0653%	95	0.0378%
52	0.0642%	96	0.0378%
53	0.0629%	97	0.0378%
54	0.0619%	98	0.0378%
55	0.0607%	99	0.0378%
56	0.0604%	100	0.0378%
57	0.0600%	101	0.0378%
58	0.0598%	102	0.0378%
59	0.0594%	103	0.0378%
60	0.0591%	104	0.0378%
61	0.0588%	105	0.0378%
62	0.0585%	106	0.0378%
63	0.0582%	107	0.0378%
64	0.0579%	108	0.0378%
65	0.0576%	109	0.0378%
66	0.0572%	110	0.0378%
67	0.0570%	111	0.0378%
68	0.0567%	112	0.0378%
69	0.0563%	113	0.0378%
70	0.0561%	114	0.0378%
71	0.0557%	114	0.0378%
72	0.0554%	116	0.0378%
73	0.0551%	117	0.0378%
74	0.0548%	118	0.0378%
75	0.0545%	119	0.0378%
76	0.0542%	120	0.0378%
77	0.0539%	121	0.0000%
78	0.0535%

21PROVUL	4.2	DE

2. TABLES OF RATES (continued) – Policy [12 345 678]

POLICY VALUE CREDIT FACTOR A RATES (“PVC FACTOR A RATES”) AND POLICY VALUE CREDIT FACTOR B RATES (“PVC FACTOR B RATES”)

The PVC Factor A and PVC Factor B Rates have been adjusted for any applicable Additional Ratings shown in Section 1. When the Life Insured reaches Age 121 and above, the PVC Factor A Rate is 0.0000. When the Life Insured reaches Age 100 and above, the PVC Factor B Rate is 0.0000.

Age	PVC Factor A Rates	PVC Factor B Rates	Age	PVC Factor A Rates	PVC Factor B Rates
35	0.7469	187.0912	79	0.1614	0.4434
36	0.1833	32.4410	80	0.1631	0.4297
37	0.1677	23.1947	81	0.1625	0.4113
38	0.1773	20.0489	82	0.1622	0.3951
39	0.1918	18.2157	83	0.1620	0.3804
40	0.1887	15.3416	84	0.1618	0.3670
41	0.1840	13.0010	85	0.1609	0.3535
42	0.1694	10.5304	86	0.1597	0.3408
43	0.1599	8.8503	87	0.1584	0.3295
44	0.1546	7.6915	88	0.1567	0.3192
45	0.1532	6.8482	89	0.1549	0.3105
46	0.1497	6.0108	90	0.1534	0.3043
47	0.1462	5.3080	91	0.1512	0.2975
48	0.1443	4.7660	92	0.1488	0.2923
49	0.1429	4.3162	93	0.1457	0.2886
50	0.1430	3.8344	94	0.1424	0.2884
51	0.1418	3.2903	95	0.1403	0.2964
52	0.1411	2.8669	96	0.1405	0.3186
53	0.1411	2.5352	97	0.1411	0.3615
54	0.1403	2.2480	98	0.1411	0.4511
55	0.1351	1.9470	99	0.1408	0.7289
56	0.1343	1.7517	100	0.1410	0.0000
57	0.1345	1.5940	101	0.1417	0.0000
58	0.1348	1.4561	102	0.1430	0.0000
59	0.1352	1.3352	103	0.1448	0.0000
60	0.1337	1.2107	104	0.1467	0.0000
61	0.1358	1.1311	105	0.1488	0.0000
62	0.1371	1.0536	106	0.1499	0.0000
63	0.1382	0.9827	107	0.1509	0.0000
64	0.1391	0.9178	108	0.1522	0.0000
65	0.1550	0.9508	109	0.1533	0.0000
66	0.1548	0.8848	110	0.1570	0.0000
67	0.1544	0.8240	111	0.1561	0.0000
68	0.1540	0.7687	112	0.1556	0.0000
69	0.1534	0.7176	113	0.1556	0.0000
70	0.1524	0.6693	114	0.1556	0.0000
71	0.1515	0.6260	115	0.1556	0.0000
72	0.1506	0.5868	116	0.1556	0.0000
73	0.1501	0.5528	117	0.1556	0.0000
74	0.1500	0.5235	118	0.1556	0.0000
75	0.1561	0.5173	119	0.1556	0.0000
76	0.1570	0.4950	120	0.1556	0.0000
77	0.1582	0.4755	121	0.0000	0.0000
78	0.1597	0.4585

21PROVUL	4.3	DE

2. TABLES OF RATES (continued) – Policy [12 345 678]

POLICY VALUE CREDIT COMPONENT B CUMULATIVE LIMIT

For Age 100 and above, the Policy Value Credit Component B Cumulative Limit is $0.

Age	Policy Value Credit Component B Cumulative Limit	Age	Policy Value Credit Component B Cumulative Limit
35	$0	71	$2,349
36	$55	72	$2,491
37	$70	73	$2,635
38	$86	74	$2,781
39	$102	75	$2,929
40	$119	76	$3,079
41	$137	77	$3,229
42	$156	78	$3,381
43	$175	79	$3,533
44	$195	80	$3,684
45	$217	81	$3,835
46	$242	82	$3,985
47	$267	83	$4,133
48	$294	84	$4,279
49	$321	85	$4,418
50	$362	86	$4,548
51	$418	87	$4,665
52	$478	88	$4,765
53	$540	89	$4,843
54	$606	90	$4,892
55	$674	91	$4,932
56	$744	92	$4,941
57	$819	93	$4,941
58	$899	94	$4,941
59	$983	95	$4,941
60	$1,072	96	$4,941
61	$1,165	97	$4,941
62	$1,263	98	$4,941
63	$1,365	99	$4,941
64	$1,471	100+	$0
65	$1,582
66	$1,698
67	$1,819
68	$1,944
69	$2,075
70	$2,210

21PROVUL	4.4	DE

2. TABLES OF RATES (continued) – Policy [12 345 678]

MONTHLY DEATH BENEFIT PROTECTION COST OF INSURANCE RATES

The Monthly Death Benefit Protection Cost of Insurance Rates per dollar of Death Benefit Protection Value Net Amount at Risk (“Rates”) are shown below for each Age. The Rates have been adjusted for any applicable Additional Rating applied to the Cost of Insurance Rates as shown in Section 1. For Age 121 and above, the Rate is 0.0000000.

Age	Rates	Age	Rates	Age	Rates
35	0.0000037	66	0.0004712	97	0.0100625
36	0.0000182	67	0.0005146	98	0.0108067
37	0.0000248	68	0.0005619	99	0.0116026
38	0.0000288	69	0.0006146	100	0.0833333
39	0.0000326	70	0.0006744	101	0.0833333
40	0.0000364	71	0.0007437	102	0.0833333
41	0.0000404	72	0.0008242	103	0.0833333
42	0.0000476	73	0.0009160	104	0.0833333
43	0.0000546	74	0.0010194	105	0.0833333
44	0.0000613	75	0.0011127	106	0.0833333
45	0.0000674	76	0.0012352	107	0.0833333
46	0.0000755	77	0.0013686	108	0.0833333
47	0.0000849	78	0.0015145	109	0.0833333
48	0.0000949	79	0.0016779	110	0.0833333
49	0.0001059	80	0.0018632	111	0.0833333
50	0.0001169	81	0.0020749	112	0.0833333
51	0.0001285	82	0.0023091	113	0.0833333
52	0.0001400	83	0.0025771	114	0.0833333
53	0.0001537	84	0.0028843	115	0.0833333
54	0.0001693	85	0.0032419	116	0.0833333
55	0.0001916	86	0.0036535	117	0.0833333
56	0.0002107	87	0.0041253	118	0.0833333
57	0.0002300	88	0.0046586	119	0.0833333
58	0.0002503	89	0.0052373	120	0.0833333
59	0.0002724	90	0.0058527	121	0.0000000
60	0.0002999	91	0.0064846
61	0.0003255	92	0.0071107
62	0.0003559	93	0.0077219
63	0.0003895	94	0.0082809
64	0.0004268	95	0.0087575
65	0.0004312	96	0.0093883

21PROVUL	4.5	DE

2. TABLES OF RATES (continued) – Policy [12 345 678]

DEATH BENEFIT PROTECTION FACE AMOUNT CHARGE RATES

The Death Benefit Protection Face Amount Charge Rates per $1,000 of Face Amount are shown below for each Age. For Age 121 and above, the Death Benefit Protection Face Amount Rate per $1,000 of Face Amount is 0.0000.

Age	Rate per $1,000 of Face Amount	Age	Rate per $1,000 of Face Amount
35	0.2100	79	0.1913
36	0.2100	80	0.1818
37	0.2100	81	0.1722
38	0.3000	82	0.1626
39	0.3000	83	0.1531
40	0.3000	84	0.1435
41	0.3000	85	0.1339
42	0.3000	86	0.1244
43	0.3000	87	0.1148
44	0.3000	88	0.1052
45	0.3000	89	0.0957
46	0.3000	90	0.0861
47	0.3000	91	0.0765
48	0.3000	92	0.0670
49	0.3000	93	0.0574
50	0.4687	94	0.0478
51	0.4592	95	0.0383
52	0.4496	96	0.0287
53	0.4400	97	0.0191
54	0.4305	98	0.0096
55	0.4209	99	0.0096
56	0.4113	100	0.0000
57	0.4018	101	0.0000
58	0.3922	102	0.0000
59	0.3826	103	0.0000
60	0.3731	104	0.0000
61	0.3635	105	0.0000
62	0.3539	106	0.0000
63	0.3444	107	0.0000
64	0.3348	108	0.0000
65	0.3252	109	0.0000
66	0.3157	110	0.0000
67	0.3061	111	0.0000
68	0.2965	112	0.0000
69	0.2870	113	0.0000
70	0.2774	114	0.0000
71	0.2678	115	0.0000
72	0.2583	116	0.0000
73	0.2487	117	0.0000
74	0.2392	118	0.0000
75	0.2296	119	0.0000
76	0.2200	120	0.0000
77	0.2105	121	0.0000
78	0.2009

21PROVUL	4.6	DE

2. TABLES OF RATES (continued) – Policy [12 345 678]

DEATH BENEFIT PROTECTION ANNUAL INTEREST RATES

Death Benefit Protection Annual Interest Rates are shown below for each Age. For Age 121 and above, the Death Benefit Protection Annual Interest Rate is 0.00%.

Age	Rate	Age	Rate
35	6.00%	79	7.00%
36	6.00%	80	7.00%
37	6.00%	81	7.00%
38	6.00%	82	7.00%
39	6.00%	83	7.00%
40	6.00%	84	7.00%
41	6.00%	85	7.00%
42	6.00%	86	7.00%
43	6.00%	87	7.00%
44	6.00%	88	7.00%
45	6.00%	89	7.00%
46	6.00%	90	7.00%
47	6.00%	91	7.00%
48	6.00%	92	7.00%
49	6.00%	93	7.00%
50	6.50%	94	7.00%
51	6.50%	95	7.00%
52	6.50%	96	7.00%
53	6.50%	97	7.00%
54	6.50%	98	7.00%
55	6.50%	99	7.00%
56	6.50%	100	2.00%
57	6.50%	101	2.00%
58	6.50%	102	2.00%
59	6.50%	103	2.00%
60	7.00%	104	2.00%
61	7.00%	105	2.00%
62	7.00%	106	2.00%
63	7.00%	107	2.00%
64	7.00%	108	2.00%
65	7.00%	109	2.00%
66	7.00%	110	2.00%
67	7.00%	111	2.00%
68	7.00%	112	2.00%
69	7.00%	113	2.00%
70	7.00%	114	2.00%
71	7.00%	115	2.00%
72	7.00%	116	2.00%
73	7.00%	117	2.00%
74	7.00%	118	2.00%
75	7.00%	119	2.00%
76	7.00%	120	2.00%
77	7.00%	121	0.00%
78	7.00%

21PROVUL	4.7	DE

2. TABLES OF RATES (continued) – Policy [12 345 678]

DEATH BENEFIT PROTECTION BONUS THRESHOLD RATES

The rates below are used in calculating the Death Benefit Protection Value, as described in Section 13. For Age 121 and above, the Death Benefit Protection Bonus Threshold Rate is 100.00%.

Age	Threshold Rate	Age	Threshold Rate
35	2.40%	79	100.00%
36	3.91%	80	100.00%
37	5.43%	81	100.00%
38	6.96%	82	100.00%
39	8.04%	83	100.00%
40	9.17%	84	100.00%
41	10.34%	85	100.00%
42	11.56%	86	100.00%
43	12.81%	87	100.00%
44	14.09%	88	100.00%
45	16.46%	89	100.00%
46	18.93%	90	100.00%
47	21.51%	91	100.00%
48	24.19%	92	100.00%
49	26.98%	93	100.00%
50	29.78%	94	100.00%
51	31.89%	95	100.00%
52	34.12%	96	100.00%
53	36.50%	97	100.00%
54	39.02%	98	100.00%
55	41.67%	99	100.00%
56	44.43%	100	100.00%
57	47.33%	101	100.00%
58	50.38%	102	100.00%
59	53.58%	103	100.00%
60	56.94%	104	100.00%
61	60.71%	105	100.00%
62	64.68%	106	100.00%
63	68.84%	107	100.00%
64	73.18%	108	100.00%
65	77.73%	109	100.00%
66	82.64%	110	100.00%
67	87.78%	111	100.00%
68	93.14%	112	100.00%
69	98.74%	113	100.00%
70	100.00%	114	100.00%
71	100.00%	115	100.00%
72	100.00%	116	100.00%
73	100.00%	117	100.00%
74	100.00%	118	100.00%
75	100.00%	119	100.00%
76	100.00%	120	100.00%
77	100.00%	121	100.00%
78	100.00%

21PROVUL	4.8	DE

3.	DEFINITIONS

Listed below are some terms that have specific meanings in your policy. Please refer to these definitions as you read your policy. Other terms may be defined in the body of your policy.

Additional Rating means an adjustment to the underwriting class that is applied when a Life Insured does not meet, at a minimum, our underwriting requirements for the Standard Risk Classification.

Age means, on any Policy Anniversary, the age of the Life Insured at his or her birthday nearest that date.

Annual Processing Date means every 12th Processing Date following the Policy Date.

Business Day means any day that we are open for business and the New York Stock Exchange is open for trading. The net asset value of the underlying shares of a Subaccount will be determined at the end of each Business Day. We will deem each Business Day to end at the close of regularly scheduled trading of the New York Stock Exchange (currently 4:00 p.m. Eastern Time) on that day.

Cash Surrender Value means the Policy Value less the Surrender Charge.

Evidence of Insurability means evidence satisfactory to us related to the current health, lifestyle, financial and other circumstances that may impact the insurability of the individual.

Fixed Account means that part of the Policy Value reflecting the value you have in our general account.

Fund means each division, with a specific investment objective, of a Series Fund.

In Force means that the policy has taken effect as described in Section 6 and has not terminated in accordance with Sections 13, 14, or 15, or surrendered in accordance with Section 12.

Investment Account means that part of the Policy Value reflecting the value you have in a Subaccount.

Issue Date means the date shown in Section 1 of this policy from which the Suicide and Incontestability provisions are first applied.

Loan Account means that part of the Policy Value that reflects amounts transferred from the Fixed Account or the Investment Accounts as collateral for a policy loan as described in Section 11.

Minimum Initial Premium means the minimum premium needed to put the policy In Force when the Issue Date is on or before the Policy Date as shown in Section 1.

Net Amount at Risk means an amount used for the purpose of calculating the Cost of Insurance charges as described in Section 7.

Net Cash Surrender Value means the Cash Surrender Value less the Policy Debt.

Net Policy Value means the Policy Value less the value in the Loan Account.

Net Premium means the gross premium paid less any Premium Charge.

Partial Surrender Charge Decrease Exemption Amount at any time means the Partial Surrender Charge Decrease Exemption shown in Section 1, multiplied by the Face Amount at Issue, with the result reduced by cumulative decreases in the Face Amount. This amount will never be less than zero.

Planned Premium means the premium that is stated in the application for the policy that is intended to be paid on a regular modal basis. It is shown in Section 1.

Policy Date means the date from which charges for the first Monthly Deductions are calculated. The Policy Date is shown in Section 1. Policy Years, Policy Months, and Policy Anniversaries are determined from the Policy Date.

Policy Debt means as of any date (a) plus (b) plus (c), minus (d), where:

(a)	is the total amount of loans borrowed as of such date;

(b)	is the total amount of any unpaid loan interest charges borrowed against the policy on a Policy Anniversary;

(c)	is any interest charges accrued from the prior Policy Anniversary to the current date; and

(d)	is the total amount of loan repayments as of such date.

Policy Value means the sum of the values in the Loan Account, the Investment Accounts, and the Fixed Account.

21PROVUL	5	DE

3. DEFINITIONS (continued)

Policy Year means (a) or (b) below, whichever is applicable.

(a)	The first Policy Year is the period beginning on the Policy Date and ending on the day immediately preceding the first Annual Processing Date.

(b)	Each subsequent Policy Year is the period beginning on an Annual Processing Date and ending on the day immediately preceding the next Annual Processing Date.

Processing Date means the first day of a Policy Month. A Policy Month shall begin on the day in each calendar month that corresponds to the day of the calendar month on which the Policy Date occurred. If the Policy Date is the 29th, 30th, or 31st day of a calendar month, then for any calendar month that has fewer days, the first day of the Policy Month will be the last day of such calendar month. The Policy Date is not a Processing Date.

Service Office means the office that we designate to service this policy as shown on the back cover of your policy.

Separate Account means Separate Account A of the John Hancock Life Insurance Company (U.S.A.).

Series Fund means a series type mutual fund registered under the Investment Company Act of 1940 as an open-end diversified management investment company.

Subaccount refers to one of the subaccounts of the Separate Account.

Surrender Charge Period means the period during which we will assess Surrender Charges. The Surrender Charge Period is shown in Section 1.

Surrender Date means the end of the Business Day on which we receive at our Service Office your Written Request for full surrender of the policy.

We, us, and our refer only to the Company.

Written Request means a request in a form satisfactory to us that is received at our Service Office or, if permitted by our administrative practices, an e-mail received by us at the internet address specified by us for such requests.

You and your refer only to the owner of this policy.

4.	INSURANCE BENEFIT

If the Life Insured dies while the policy is In Force, we will pay the Insurance Benefit upon receipt of due proof of death of the Life Insured, subject to any applicable provisions of the policy. If the Life Insured dies on or after the Surrender Date, no Insurance Benefit will be paid. Instead, we will pay the amount payable under the Surrenders and Withdrawals provision.

Insurance Benefit

The Insurance Benefit payable is the greater of (a) or (b), where:

(a)	is the Minimum Death Benefit as described below minus any outstanding Policy Debt, both at the date of death of the Life Insured; and

(b)	is an amount equal to (i) plus (ii) minus (iii), where:

(i)	is the Death Benefit as described below;

(ii)	is any amount payable under any supplementary benefit riders as a result of the Life Insured’s death that form part of the policy;

(iii)	is any outstanding Policy Debt at the date of death.

If the Life Insured dies during a Grace Period, the Insurance Benefit will be reduced by any outstanding Monthly Deductions due.

21PROVUL	6	DE

4. INSURANCE BENEFIT (continued)

Death Benefit

The Death Benefit will depend on whether Death Benefit Option 1 or Death Benefit Option 2 is in effect on the date of the Life Insured’s death.

Death Benefit Options

Under Death Benefit Option 1, the Death Benefit is equal to the Face Amount at the date of death of the Life Insured. Under Death Benefit Option 2, the Death Benefit is equal to the Face Amount at the date of death of the Life Insured plus the Policy Value at the date of death of the Life Insured.

If any withdrawals are made, the Death Benefit will be less than it would have been if no withdrawals were made (regardless of whether Death Benefit Option 1 or Death Benefit Option 2 is in effect). Withdrawals reduce the Death Benefit by reducing:

(a)	the Face Amount if Death Benefit Option 1 is in effect, as described in Section 12; or

(b)	the Policy Value if Death Benefit Option 2 is in effect.

Change of Death Benefit Options

You may request in writing to change your Death Benefit Option from Death Benefit Option 2 to Death Benefit Option 1 at any time after the first Policy Year, while the policy is In Force. The change will be effective on the Processing Date following the date we approve the request, and the Face Amount after the change will be equal to the Face Amount immediately before the change plus the Policy Value as of the effective date of the change. You may not change your Death Benefit Option from Death Benefit Option 1 to Death Benefit Option 2 at any time.

Minimum Death Benefit

If the sum of the Death Benefit as described above and the benefit payable upon the death of the Life Insured under any supplementary benefit riders is less than the Minimum Death Benefit, we will use the Minimum Death Benefit when determining the Insurance Benefit payable. The Minimum Death Benefit on any date is equal to the Minimum Death Benefit Factor for the Age of the Life Insured multiplied by the greater of the Policy Value or the cash surrender value as defined in the federal income tax laws, on the date of death of the Life Insured. The Minimum Death Benefit Factors are shown in Section 2. However, at no time will the Minimum Death Benefit be less than the amount required to maintain qualification of this policy as a life insurance contract for federal income tax purposes. We reserve the right to modify the Minimum Death Benefit Factors shown in Section 2, retroactively if necessary, to maintain qualification of this policy as a life insurance contract for federal income tax purposes, notwithstanding any other provisions of this policy to the contrary.

To the extent that the Net Amount at Risk associated with the Minimum Death Benefit that results from this calculation exceeds our guidelines and limitations that may be in effect, we reserve the right to:

(a)	distribute to you a portion of the Policy Value such that the Net Amount at Risk associated with the resulting Minimum Death Benefit does not exceed our guidelines and limitations in effect; or

(b)	if we should decide to accept the additional Death Benefit, it will be subject to our normal underwriting practices including Evidence of Insurability.

5. FACE AMOUNT

The Face Amount at Issue is shown in Section 1.

Increase in Face Amount

You may not increase the Face Amount under this policy. However, if you request a change in your Death Benefit Option from Death Benefit Option 2 to Death Benefit Option 1, it will result in an increase of the Face Amount. Refer to the Change of Death Benefit Options provision in Section 4.

21PROVUL	7	DE

5. FACE AMOUNT (continued)

Reduction of Face Amount

You may request a reduction in Face Amount any time after the first Policy Year while this policy is In Force. The Minimum Face Amount Decrease is shown in Section 1. Without our prior approval, the Face Amount cannot be reduced below the Minimum Face Amount shown in Section 1. Any reduction in Face Amount will be effective on the next Processing Date after the date we approve the request for the decrease. Upon completion of your request, you will receive a policy amendment reflecting the requested change.

If you decrease the Face Amount during the Surrender Charge Period, we will deduct a pro-rata Surrender Charge from the Net Policy Value. A requested reduction in Face Amount is only allowed if the pro-rata Surrender Charge for the reduction is less than or equal to the Policy Value.

The pro-rata Surrender Charge deducted will equal (a) multiplied by (b), divided by (c), where:

(a)	is the Surrender Charge that would have applied if the policy had been surrendered on the date the reduction in Face Amount takes effect;

(b)	is the amount of the reduction in Face Amount that exceeds the Partial Surrender Charge Decrease Exemption Amount; and

(c)	is the amount of Face Amount in effect immediately before the reduction, less any applicable Partial Surrender Charge Decrease Exemption Amount.

Each time we deduct the pro-rata Surrender Charge for a Face Amount decrease, we will reduce the remaining Surrender Charge in the same proportion that the Surrender Charge deducted bears to the total Surrender Charge immediately before the Face Amount decrease.

We will also deduct a pro-rata Surrender Charge if a withdrawal, as described in Section 12, results in a reduction in Face Amount. However, for purposes of calculating this Surrender Charge, we will assume the Partial Surrender Charge Decrease Exemption Amount is equal to zero.

6. PREMIUMS

The Minimum Initial Premium is shown in Section 1. No insurance will take effect under this policy until our underwriters approve issuance of this policy and the conditions specified in the application form have been satisfied, including receipt of at least the Minimum Initial Premium at our Service Office.

In the event the Issue Date is later than the Policy Date, the Minimum Initial Premium due will be the Minimum Initial Premium shown in Section 1, plus an additional amount which is equal to the Minimum Initial Premium multiplied by the number of intervening Processing Dates.

Subsequent premiums can be paid on any Business Day at our Service Office, and in any amount subject to the limits described below. We reserve the right to limit the dollar amount of any premiums paid.

If coverage under the policy takes effect in accordance with the provisions of the application, we will process any premium payment as of the end of the Business Day the payment is received at our Service Office, unless one of the following exceptions applies.

(a)	We will process a payment received prior to the Policy Date as if received on the Policy Date.

(b)	We will process the portion of any premium payment for which we require Evidence of Insurability on the first Business Day after we have received such evidence.

(c)

If our receipt of any premium payment (or portion thereof) would cause the policy to be treated as a Modified Endowment Contract under federal income tax law, we will process the payment (or portion thereof) on the first Business Day after we have received satisfactory written confirmation from you indicating you understand the consequences of the policy being treated as a Modified Endowment Contract.

You may pay premiums until the Life Insured reaches Age 121, at which time Monthly Deductions cease and no further premiums may then be paid.

If any premium payment would result in the Minimum Death Benefit exceeding the Face Amount, we reserve the right to either refund the premium or to require additional underwriting, including Evidence of Insurability, for any excess of the Minimum Death Benefit over the Face Amount.

21PROVUL	8	DE

6. PREMIUMS (continued)

Continuation of Insurance Upon Discontinuance of Premium Payments

Regardless of whether you continue paying premiums, we will continue taking the Monthly Deductions from the Policy Value until the Life Insured reaches Age 121. Your insurance coverage will continue subject to the Death Benefit Protection, Grace Period, and Policy Termination provisions in Sections 13, 14, and 15.

Returned or Protested Payments

The Company does not accept checks or other instruments unconditionally and therefore, any purported payment(s) submitted to the Company by check or any other instrument including a wire transfer, whether or not credited to the policy by the Company, which is returned or protested does not constitute payment. The Company undertakes no duty to notify any person of a returned or protested payment, except as may be required by applicable law. Any information about the policy, including but not limited to verifications of coverage and policy values provided in any form by the Company on account of such submission(s) is not valid and shall not constitute a waiver or estoppel with respect to any of the terms or conditions of the policy. Such submissions will not prevent or delay a default or termination and do not extend the time for payment or any Grace Period as provided for under the policy.

7. POLICY VALUE

The Policy Value at any time is equal to the sum of the values you have in the Loan Account, the Fixed Account, and the Investment Accounts. Descriptions of the Fixed Account, the Investment Accounts, and the Loan Account can be found in Section 8.

Net Premiums Added

When we receive your premium payments at our Service Office, we deduct a Premium Charge as shown in Section 1, and then allocate the balance remaining (the Net Premium) to the Policy Value. We will do this before we take any other deductions due on that Business Day. We will add any Net Premiums received before the Policy Date to your Policy Value as of the Policy Date.

For any premiums received prior to the Issue Date, we will credit interest at the rate of return then being earned on allocations to the current money market Investment Account but will not deduct a Premium Charge. The interest credited may be taxable. The Premium Charge will be deducted on the Issue Date, and the balance remaining will be the Policy Value from which other deductions will be taken and to which any subsequent Net Premiums will be added.

Allocation of the initial premium payment and any subsequent premium payments will be in accordance with the Premium Allocations provision of Section 10.

Monthly Deductions

A Monthly Deduction is due and will be taken from your Policy Value as of the Policy Date and as of each applicable subsequent Processing Date, including during a Grace Period. Monthly Deductions are calculated from the Policy Date. If, at your request, we set the Policy Date to a date that precedes the date on which we receive premium at least equal to the Minimum Initial Premium, Monthly Deductions due for the period prior to receipt of the Minimum Initial Premium will be taken on the later of the date we receive the Minimum Initial Premium or the policy Issue Date.

Unless we agree otherwise, or you do not have sufficient funds in the Fixed Account or the Investment Accounts, we will take Monthly Deductions from the Fixed Account and the Investment Accounts in the same proportion that the Policy Value in each of the accounts bears to the Net Policy Value immediately prior to the deduction.

Monthly Deductions are due until the Policy Anniversary on which the Life Insured reaches Age 121, at which time we will cease to take any further Monthly Deductions as described in Section 0.

21PROVUL	9	DE

7. POLICY VALUE (continued)

The Monthly Deduction for any Policy Month that will be deducted from the Policy Value consists of charges (a) through (f) listed below, where:

(a)	is the Administrative Charge;

(b)	is the Face Amount Charge, if any;

(c)	is the Asset-Based Risk Charge;

(d)	is the sum of the charges for supplementary benefit riders that do not have a cost of insurance charge;

(e)	is the Cost of Insurance Charge; and

(f)	is the Advance Contribution Charge, if applicable.

Advance Contribution Charge

The Advance Contribution Charge will be equal to the Advance Contribution Charge Rate, shown in Section 1, times the greater of zero, or (a) minus (b), where:

(a)	is the sum of the premiums paid to date; and

(b)	is the Advance Contribution Limit multiplied by the current Policy Year.

Pursuant to the above formula, the Advance Contribution Charge will be equal to zero if the sum of the premiums paid to date is less than or equal to the Advance Contribution Limit times the current Policy Year.

Cost of Insurance Charge

The Cost of Insurance Charge, which includes the current cost of insurance rate for any supplementary benefit rider that has a cost of insurance charge, for a specific Policy Month is equal to the current Cost of Insurance Rate for that month multiplied by the Net Amount at Risk.

We may adjust the Cost of Insurance Rates, including the cost of insurance rates for any supplementary benefit rider that has a cost of insurance charge, at any time based on our expectations of future experience including mortality, persistency, investment earnings, expenses, taxes, reserve and capital requirements, and reinsurance costs. These rates, however, will never exceed the corresponding Maximum Monthly Cost of Insurance Rates shown in Section 2. Each Cost of Insurance Charge is deducted in advance of the applicable insurance coverage for which we are at risk.

Net Amount at Risk

On the Policy Date and on each subsequent Processing Date we will determine a Net Amount at Risk used to calculate the Cost of Insurance Charge. The Net Amount at Risk is the amount determined by subtracting (a) from the greater of (b) or (c), where:

(a)	is the Policy Value;

(b)

is the Face Amount plus the Death Benefit payable under any supplementary benefit riders that have a cost of insurance charge, divided by the Death Benefit Discount Factor shown in Section 1, plus the Policy Value if Death Benefit Option 2 has been elected for this policy; and

(c)	is the Minimum Death Benefit as defined in Section 4.

The values used to calculate the Net Amount at Risk, including the values used to determine the Minimum Death Benefit, are determined on the Processing Date after any Net Premium is applied and Monthly Deductions other than the Cost of Insurance Charge are taken.

Other Deductions

We will deduct a Surrender Charge, as described in Sections 5 and 12, if during the Surrender Charge Period:

(a)	you surrender this policy for its Net Cash Surrender Value;

(b)	you withdraw part of the Net Cash Surrender Value;

(c)	you request a reduction in the Face Amount that exceeds the Partial Surrender Charge Decrease Exemption Amount; or

(d)	you do not pay the Default Payment described in Section 14, and your policy terminates.

21PROVUL	10	DE

7. POLICY VALUE (continued)

Change of Risk Classification and/or Additional Rating

Written Requests for a rate reconsideration to a more favorable underwriting class from your current Risk Classification and/or Additional Rating may be submitted to us after issue while this policy is In Force. If approved, these changes will become part of your policy. Our procedures require completion of an application and Evidence of Insurability. If approved, future Cost of Insurance Charges will reflect the new Risk Classification and/or Additional Rating. The change will be effective on the Processing Date following the date we approve the request. We recommend that you request and review a current policy illustration upon a change in Risk Classification and/or Additional Rating. For additional details, please contact your agent or our Service Office at the telephone number on the back of this policy. Approval of a more favorable Risk Classification and/or Additional Rating may require adjustments to limits under federal tax laws. We will notify you if premiums are required to be returned to you in order to avoid adverse tax consequences. Please consult a tax advisor before proceeding with the reclassification.

Policy Value Credit

On each Processing Date, we will apply a Policy Value Credit, if any, to the Policy Value. This Policy Value Credit is equal to the greater of zero or Policy Value Credit Component A minus Policy Value Credit Component B, both described below. In no event, however, will the Policy Value Credit exceed the Cost of Insurance Charge.

The values used to calculate the Policy Value Credit are determined on the Processing Date after any Net Premium is applied and Monthly Deductions are taken. The Policy Value Credit will be applied to the Investment Accounts and the Fixed Account proportionately in the same manner as Monthly Deductions are taken.

Policy Value Credit Component A

Policy Value Credit Component A is equal to Policy Value Credit Factor A multiplied by the Face Amount at the time of the calculation. Policy Value Credit Factor A is equal to the lesser of (a) or (b), where:

(a)	is equal to the Policy Value Credit Factor A Rate for the Age of the Life Insured, shown in Section 2, multiplied by the Cost of Insurance Rate for that month; and

(b)	is equal to the Policy Value Credit Factor A Limit Rate, shown in Section 1, multiplied by the Maximum Monthly Cost of Insurance Rate for the Age of the Life Insured, shown in Section 2.

Policy Value Credit Component B

Policy Value Credit Component B is equal to the greater of zero, or Policy Value Credit Component A minus the result of multiplying the Policy Value at the time of the calculation by Policy Value Credit Factor B. In no event, however, will Policy Value Credit Component B be greater than the Policy Value Credit Component B Limit described below. When the Life Insured reaches Age 100 and above, Policy Value Credit Component B is zero.

Policy Value Credit Factor B is equal to the Policy Value Credit Factor B Rate for the Age of the Life Insured, shown in Section 2, multiplied by the Cost of Insurance Rate for that month. The Policy Value Credit Component B Limit is equal to the greater of zero, or the Policy Value Credit Component B Cumulative Limit for the Age of the Life Insured, shown in Section 2, minus the sum of the Policy Value Credit Component B amounts used in the calculation of the Policy Value Credit in all prior Policy Months.

Asset Credit

On each Processing Date beginning in the Asset Credit Commencement Year, we will apply an Asset Credit to the Fixed Account and Investment Accounts proportionately in the same manner as Monthly Deductions are taken.

The Asset Credit is equal to (a) multiplied by (b), where:

(a)	is the Asset Credit Rate for the Age of the Life Insured;

(b)	is the lesser of the Net Policy Value and the Face Amount.

For purposes of calculating the Asset Credit, the Net Policy Value is determined on the Processing Date before any Monthly Deductions are taken.

The Asset Credit Commencement Year is shown in Section 1. The Asset Credit Rates are shown in Section 2.

21PROVUL	11	DE

8. LOAN ACCOUNT, FIXED ACCOUNT, AND INVESTMENT ACCOUNTS

The Policy Value equals the sum of the values in the Loan Account, the Fixed Account, and the Investment Accounts, as described below.

Loan Account Value

The Loan Account reflects amounts transferred from the Fixed Account or the Investment Accounts as collateral for a portion of the Policy Debt as described in Section 8.

The amount you have in the Loan Account at any time equals:

(a)	amounts transferred to it from the Fixed Account or an Investment Account for loans or borrowed loan interest; plus

(b)	interest credited to it; less

(c)	amounts transferred from it to the Fixed Account or an Investment Account for loan repayments.

For details regarding loan processing, see Section 11.

Fixed Account Value

The Fixed Account is that part of the Policy Value, not in the Investment Accounts or the Loan Account, that receives a declared rate of interest.

The portion of the Policy Value in the Fixed Account at any time equals:

(a)	the portion of Net Premiums allocated to it; plus

(b)	amounts transferred to it from the Loan Account; plus

(c)	amounts transferred to it from an Investment Account; plus

(d)	interest credited to it; plus

(e)	the portion of any Policy Value Credit allocated to it; plus

(f)	the portion of any Asset Credit allocated to it; less

(g)	the portion of Monthly Deductions deducted from it; less

(h)	amounts transferred from it to the Loan Account; less

(i)	the portion of withdrawals, including any applicable charges taken from it; less

(j)	amounts transferred from it to an Investment Account.

Interest

We may adjust the rate or rates of interest we credit to the Fixed Account at any time based on our expectations for future experience including investment earnings, persistency, mortality, expenses, taxes, reserve and capital requirements, and reinsurance costs. However, in no event will we credit interest to the Fixed Account at a rate that is less than the Minimum Fixed Account Annual Rate shown in Section 1.

Any interest to be credited to the Fixed Account will be credited no less frequently than annually. Any interest credited to the Fixed Account in excess of the Minimum Fixed Account Annual Rate is nonforfeitable, except indirectly due to Surrender Charges.

21PROVUL	12	DE

8. LOAN ACCOUNT, FIXED ACCOUNT, AND INVESTMENT ACCOUNTS (continued)

Investment Account Value

The amount you have in an Investment Account at any time equals the number of units in that Investment Account multiplied by the unit value of the corresponding Subaccount at that time.

The number of units in an Investment Account at any time equals (a) minus (b), where:

(a)	is the number of units credited to the Investment Account because of:

(i)	Net Premiums allocated to it; and

(ii)	amounts transferred to it from the Loan Account, the Fixed Account, or another Investment Account; and

(iii)	the portion of any Policy Value Credit applied to it; and

(iv)	the portion of any Asset Credit applied to it; and

(b)	is the number of units canceled from the Investment Account because of:

(i)	the portion of Monthly Deductions subtracted from it;

(ii)	the portion of withdrawals deducted from it; and

(iii)	amounts transferred from it to the Loan Account, the Fixed Account, or another Investment Account.

The number of units credited or canceled for a given transaction is equal to the dollar amount of the transaction, divided by the unit value on the Business Day of the transaction. See the Unit Value Calculation provision in Section 9 for details on how unit values are determined.

9. SEPARATE ACCOUNT AND SUBACCOUNTS

Each Subaccount of the Separate Account purchases shares of a corresponding Fund of a Series Fund. The assets of the Separate Account are the property of the Company. They are used to support the Policy Values of variable life insurance policies. Income, gains, and losses of the Separate Account are credited to, or charged against, the Separate Account without regard to other income, gains, and losses. The part of the assets that is equal to the Investment Account values in respect of all variable life insurance policies will not be charged with liabilities from any other business we conduct. We can transfer to our general account the Separate Account assets in excess of the liabilities of the Separate Account arising under the variable life insurance policies supported by the Separate Account.

Right to Make Changes

We reserve the right to make certain changes if, in our judgment, they would best serve the interests of the owners of policies such as this or would be appropriate in carrying out the purposes of such policies. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and approval from any appropriate regulatory authority.

Examples of the changes we may make include the following:

(a)	To operate a Separate Account in any form permitted under the Investment Company Act of 1940, or in any other form permitted by law.

(b)	To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940.

(c)

To create new separate accounts, or to combine any two or more separate accounts including the Separate Account, or to de-register the Separate Account under the Investment Company Act of 1940, or to transfer assets between the Separate Account and other separate accounts.

(d)	To transfer any assets in a Subaccount to another Subaccount, or to add, combine or remove Subaccounts.

(e)

To substitute, for the investment company shares held in any Subaccount, another class of shares of the investment company or the shares of another investment company or any other investment permitted by law.

(f)	To make any other necessary technical changes in this policy in order to conform with any action this provision permits us to take.

21PROVUL	13	DE

9. SEPARATE ACCOUNT AND SUBACCOUNTS (continued)

The investment policy of a Subaccount within the Separate Account shall not be materially changed unless a statement of the change is first filed with any jurisdiction requiring such a filing. In the event of such a change in investment policy, and while this policy is In Force, you may elect a transfer to the Fixed Account as described in Section 10.

Unit Value Calculation

We will determine the unit values for each Subaccount as of the end of each Business Day.

For any Business Day, the unit value for a Subaccount is determined by multiplying the unit value for the immediately preceding Business Day by the net investment factor.

The net investment factor for a Subaccount on any Business Day is equal to (a) divided by (b) where:

(a)	is the net asset value of the underlying Fund shares held by that Subaccount as of the end of such Business Day before any policy transactions are made on that day; and

(b)	is the net asset value of the underlying Fund shares held by that Subaccount as of the end of the immediately preceding Business Day after all policy transactions were made for that day.

We reserve the right to adjust the above formula for any taxes determined by us to be attributable to the operations of the Subaccount.

10. ALLOCATIONS AND TRANSFERS

Allocation Instructions

Allocation instructions are your instructions for how amounts should be allocated among the Fixed Account and the Investment Accounts.

Net Premium allocation instructions are initially elected on your application for this policy and take effect on the Allocation Date shown in Section 1. We reserve the right to limit the dollar amount and to set minimum and maximum percentages that may be allocated to the Fixed Account or any Investment Account.

You may elect to change your allocation instructions for future premium payments at any time by Written Request. A change will be effective as of the end of the Business Day on which we receive such Written Request. Any change you request to premium allocation instructions will affect the allocation of future premiums, but will not change the allocation of any previous premium payments made. We reserve the right to impose a limit on the number and frequency of such changes.

Premium Allocations

We process Net Premiums as described in Section 6. Any Net Premium credited to the Policy Value prior to the Allocation Date will automatically be invested in the current money market Investment Account. On the Allocation Date (or on the date such Net Premium is received, if later), we will reallocate the amount in the current money market Investment Account attributable to any such Net Premium in accordance with the allocation instructions then in effect. We will allocate all subsequent Net Premiums to the Fixed Account and any Investment Accounts in accordance with the allocation instructions then in effect.

Transfers

In the same way as described above in the Premium Allocations provision, instructions may be given to us at any time while the policy is In Force to transfer portions of the Policy Value among the Investment Accounts and the Fixed Account. Transfers are subject to the restrictions described below.

General Restrictions on Transfers

You can make up to two transfers per calendar month. You can transfer 100% of the Policy Value to the current money market Investment Account after this limit has been reached. If such transfer to the current money market Investment Account is made, no subsequent transfers from the current money market Investment Account to another Investment Account may be made within 30 days.

There is no charge for the first 12 transfers in any Policy Year. If you make more than 12 transfers in any Policy Year, a transfer fee not to exceed the Maximum Transfer Fee shown in Section 1 will apply to each subsequent transfer in the Policy Year. We will consider all transfer requests made on the same Business Day as one transfer. Transfers made pursuant to the Asset Allocation Balancer or Dollar Cost Averaging options described below are not subject to the foregoing general restrictions. Without our approval, the maximum amount that may be transferred to or from an Investment Account in any Policy Year may not exceed the Investment Account Maximum Transfer Amount shown in Section 1.

21PROVUL	14	DE

10. ALLOCATIONS AND TRANSFERS (continued)

We reserve the right to impose additional restrictions to restrict short-term trading. Additional restrictions that may be imposed regarding transfers include, but are not limited to restricting:

(a)	the number of transfers made during a defined period;

(b)	the dollar amount of transfers;

(c)	the method used to submit transfers; and

(d)	transfers into and out of certain Investment Accounts.

We or a Series Fund in which the Separate Account invests may impose limits on transfer amounts or impose additional restrictions to limit or terminate transfer privileges, at any time.

Restrictions on Transfers to the Fixed Account

You may transfer the Policy Value from any of the Investment Accounts to the Fixed Account without incurring any transfer charges, regardless of the number of transfers previously made, provided such transfers:

(a)	occur within 18 months after the Issue Date, as shown in Section 1; or

(b)

occur within the later of (i) or (ii) where (i) is 60 days from the effective date of a material change in the investment objectives of the Subaccount, from which the Policy Value will be transferred, and (ii) is 60 days from the notification date of such change.

Restrictions on Transfers out of the Fixed Account

The maximum amount that you can transfer out of the Fixed Account in any one Policy Year is limited to the greater of:

(a)	the Fixed Account Maximum Transfer Percentage shown in Section 1 multiplied by the value in the Fixed Account at the previous Annual Processing Date;

(b)	the Fixed Account Maximum Transfer Amount shown in Section 1; and

(c)	the amount transferred out of the Fixed Account during the previous Policy Year.

Any transfer out of the Fixed Account may not involve a transfer to the current money market Investment Account.

If any transfer out of the Fixed Account would reduce the amount you have in your Fixed Account below $500, we will transfer out the entire value of the Fixed Account.

We reserve the right, in our sole discretion, to waive the transfer restrictions on the Fixed Account. Please contact us or your registered representative to determine if a waiver is currently in effect.

Asset Allocation Balancer Transfers

If you elect this option, we will automatically transfer amounts among your specified Investment Accounts in order to maintain your designated percentage in each account. We will effect the transfers at specified intervals you select which may be either annually, semi-annually, quarterly, or monthly. When you change your premium allocation instructions, your Asset Allocation Balancer will change so the two are identical. This change will automatically occur unless you instruct us otherwise, or a Dollar Cost Averaging request is in effect. We reserve the right to cease to offer this option as of 90 days after we send you written notice.

Dollar Cost Averaging Transfers

If you elect this option, we will automatically transfer amounts each month from an Investment Account you select to your choice of one or more of the other Investment Accounts or the Fixed Account. You must select the amount to be transferred. If the value in the Investment Account from which the transfer is being made is insufficient to cover the transfer amount, we will not effect the transfer and we will notify you. We reserve the right to cease to offer this option as of 90 days after we send you written notice.

21PROVUL	15	DE

11. LOANS

At any time while this policy is In Force and there is Available Loan Value, you can apply for a loan by Written Request. Each loan must be at least equal to the Minimum Loan Amount shown in Section 1. The Policy Value serves as the only security for a loan, and, as such, we may require a signed loan document to formalize this agreement. We may defer loans as provided in Section 24. Loans may not be made if the policy is in the Grace Period as described in Section 14.

Available Loan Value

The Available Loan Value is a projection of the Net Cash Surrender Value we make at the time you apply for a loan. The Available Loan Value on any date will be an amount equal to the Cash Surrender Value as adjusted by the following:

(i)	projecting the Available Loan Value at the Minimum Fixed Account Annual Rate from the date of the loan to the following Policy Anniversary assuming no premiums and no withdrawals; and

(ii)	the Available Loan Value is reduced by the Policy Debt;

(iii)	the Available Loan Value is reduced by loan interest in advance to the end of the current Policy Year.

In no event, however, will the Available Loan Value be less than 90% of the Net Cash Surrender Value. Values will be determined, subject to Section 27, as of the end of the Business Day on which the loan application is received at our Service Office.

Loan Interest Charged

Interest will accrue daily on Policy Debt at an effective rate equal to the Loan Interest Charged Annual Rate, as shown in Section 1. This rate will apply to the portion of debt that is collateralized by the Loan Account.

We will increase the Loan Interest Charged Annual Rate at any time it is determined that the rate being charged would cause a loan to be taxable under any applicable ruling, regulation, or court decision. In such case, we will increase the Loan Interest Charged Annual Rate to an amount that would result in the transaction being treated as a loan under federal tax law.

Loan interest is charged in arrears and is due on each Annual Processing Date and on any date you make a loan repayment. Accrued interest may be paid at any time. In the event that you do not pay the Loan Interest Charged when it is due, the loan interest will be borrowed against the policy (capitalized) and added to the Policy Debt on the Annual Processing Date. We will allocate the amount borrowed for interest payment as described in the Loan Account provision below.

Loan interest will continue to be charged, as described in Section 0, when Monthly Deductions and premium payments cease when the Life Insured has reached Age 121.

Loan Account Interest Credited

Loan interest is credited to the Loan Account and accrues daily. The annual effective rate of interest credited to the Loan Account is equal to the Loan Interest Charged Annual Rate minus the Loan Interest Credited Differential. We may adjust the Loan Interest Credited Differential at any time based on our expectations for future experience including investment earnings, persistency, mortality, expenses, taxes, reserve and capital requirements, and reinsurance costs. The Loan Interest Credited Differential will not exceed the Maximum Loan Interest Credited Differential shown in Section 1.

Loan Account

When you take a loan, or when accrued interest is capitalized, we will transfer amounts from the Fixed Account and the Investment Accounts to the Loan Account in the same proportion that the Policy Value in each of these accounts bears to the Net Policy Value. When we transfer an amount from an Investment Account to the Loan Account, we will redeem units of that Investment Account that are equal to the amount transferred. These transfers do not count as a transfer for the purposes of the Transfer provisions described in Section 10. If you take a loan, the transfer amount will be equal to the amount of the loan. If accrued interest is capitalized, the transfer amount will be equal to the amount of capitalized interest minus the cumulative amount of Loan Account Interest Credited since the date loan interest was last capitalized, or the Policy Date if none.

21PROVUL	16	DE

11. LOANS (continued)

Loan Repayment

You may repay the Policy Debt in whole or in part at any time prior to the death of the Life Insured and while the policy is In Force.

When you make a loan repayment, we will first capitalize the loan interest. The loan repayment will be applied to the Policy Value by transferring amounts from the Loan Account as follows:

(a)

we will transfer to the Fixed Account an amount that is equal to the remaining loan repayment multiplied by the ratio of the amount borrowed from the Fixed Account over the sum of the amounts borrowed from the Fixed Account and the Investment Accounts; then

(b)

we will apply any remaining loan repayment in excess of the amount determined in (a), above, in accordance with the allocation instructions then in effect unless our then-current rules allow you to designate a different allocation with your repayment and you in fact do so.

Subject to any supplementary benefit rider, endorsement, or other provisions, while a loan exists, we will treat any amounts you pay as premiums, unless you submit to us a Written Request that they be treated as loan repayments. However, when a portion of the Loan Account Value was transferred from the Fixed Account, we reserve the right, where permitted by state law, to require that premium payments be applied as loan repayments.

12. SURRENDERS AND WITHDRAWALS

Surrender of the Policy

You may surrender this policy upon Written Request for its Net Cash Surrender Value at any date prior to the death of the Life Insured. We will determine the Net Cash Surrender Value on the Surrender Date. We will process the request and pay the Net Cash Surrender Value only if we have not received due proof that the Life Insured died prior to the Surrender Date. After the Surrender Date, no insurance will be In Force. If you surrender the policy during the Surrender Charge Period, we will deduct a Surrender Charge from the Policy Value in calculating the Net Cash Surrender Value. The Surrender Charge and Surrender Charge Period are shown in Section 1.

Withdrawals

Once per Policy Month after the first Policy Year, you may request a withdrawal of part of the Net Cash Surrender Value if available. Withdrawals are subject to the following conditions:

(a)	without our approval, each withdrawal must be for at least the Minimum Withdrawal Amount shown in Section 1;

(b)	after the withdrawal, the remaining Net Cash Surrender Value must be at least equal to three times the Monthly Deductions at the time of the withdrawal;

(c)	we will process the withdrawal, thereby reducing the Policy Value, as of the end of the Business Day on which we receive your Written Request;

(d)	we will deduct a pro-rata Surrender Charge if the withdrawal reduces the Face Amount during the Surrender Charge Period;

(e)	we will reduce the amount of the requested withdrawal if it would otherwise cause the Face Amount to fall below the Minimum Face Amount shown in Section 1;

(f)	we will reduce the amount of the withdrawal if the amount in all accounts is not sufficient to pay the withdrawal and any pro-rata Surrender Charge; and

(g)

you may specify which Investment Accounts as well as the Fixed Account from which we should make the withdrawal. If we do not receive such instructions, we will allocate the deduction of the withdrawal and any pro-rata Surrender Charge in the same proportion that the value in the Fixed Account and the Investment Accounts bears to the Net Policy Value.

If Death Benefit Option 1 is in effect at the time of the withdrawal, the Face Amount plus any amount payable under a supplementary benefit rider as a result of the Life Insured’s death will be reduced.

21PROVUL	17	DE

12. SURRENDERS AND WITHDRAWALS (continued)

The reduction is equal to the amount of the withdrawal, if at the time of the withdrawal, the Face Amount plus any amount payable under a supplementary benefit rider as a result of the Life Insured’s death is greater than or equal to the Minimum Death Benefit as described in Section 4; otherwise the reduction is equal to the amount (if any) by which the withdrawal exceeds (a) minus (b) with the result divided by (c), where:

(a)	is the Minimum Death Benefit;

(b)	is the Face Amount plus any amount payable under a supplementary benefit rider as a result of the Life Insured’s death; and

(c)	is the applicable Minimum Death Benefit Factor for the Life Insured’s Age as shown in the Table of Rates in Section 2.

The reduction described above will first reduce any amount payable under a supplementary benefit rider as a result of the Life Insured’s death. If any death benefit payable under a supplementary benefit rider is exhausted by the reduction, then we will reduce the Face Amount by any remaining reduction.

If Death Benefit Option 2 is in effect at the time of the withdrawal, the Face Amount will not be reduced.

Your Death Benefit will continue to be determined in accordance with Section 4, subject to this provision.

13. DEATH BENEFIT PROTECTION

Your policy includes a Death Benefit Protection feature for a maximum coverage period of up to the Life Insured’s Age 121.

This feature prevents your policy from going into default provided that the Net Death Benefit Protection Value is greater than zero. However, this feature will not prevent your policy from going into default if the Policy Debt is greater than zero and exceeds the Policy Value. While the Death Benefit Protection feature keeps the policy In Force, we will continue to take Monthly Deductions but only to the extent that such deductions after the application of any credits do not reduce Policy Value to a value that is less than zero. Any portion of the Monthly Deductions after the application of any credits that reduces your Policy Value to a value that is less than zero will not be taken.

Net Death Benefit Protection Value

This is an amount equal to the Death Benefit Protection Value, as described below, less Policy Debt.

Death Benefit Protection Value

This is a reference value only. It is determined in the same way that the Policy Value is determined, as described in Section 7, except that:

(a)	the Premium Charge applied to premiums paid will be the Death Benefit Protection Premium Charge shown in Section 1;

(b)

the Administrative Charge and Face Amount Charge deducted monthly from the Death Benefit Protection Value will be the Death Benefit Protection Administrative Charge and Death Benefit Protection Face Amount Charge, respectively, shown in Section 1;

(c)

the Net Premium, after any deductions due are taken, is applied to the Death Benefit Protection Value retroactive to the beginning of the Policy Month in which the premium is received and is credited with interest at the Death Benefit Protection Annual Interest Rates shown in Section 2. If the Death Benefit Protection Value divided by the Face Amount exceeds the applicable Death Benefit Protection Bonus Threshold Rate shown in Section 2, the rate of interest will be increased by the Death Benefit Protection Annual Bonus Rate;

(d)	the rates used in calculating the Death Benefit Protection Cost of Insurance Charge are the Monthly Death Benefit Protection Cost of Insurance Rates shown in Section 2;

(e)	the Policy Value Credit is not applied to the Death Benefit Protection Value;

(f)	the Asset Credit is not applied to the Death Benefit Protection Value;

(g)	no Advance Contribution Charge is deducted from the Death Benefit Protection Value;

(h)	no Asset-Based Risk Charge is deducted from the Death Benefit Protection Value;

21PROVUL	18	DE

13. DEATH BENEFIT PROTECTION (continued)

(i)	the Net Amount at Risk used in calculating the Death Benefit Protection Cost of Insurance Charge is equal to the greater of zero or the result of subtracting (ii) from (i), where:

(i)

is the sum of the Face Amount and the Death Benefit payable under any supplementary benefit riders that have a cost of insurance charge, with the result divided by the Death Benefit Discount Factor shown in Section 1; and

(ii)

is the Death Benefit Protection Value (if Death Benefit Option 1 has been elected) at the end of the immediately preceding Business Day less all Monthly Deductions, as modified by this provision, due on the Policy Date or subsequent Processing Date other than the Death Benefit Protection Cost of Insurance Charge.

The Death Benefit Protection Value is not used in determining the actual Policy Value, Minimum Death Benefit, Cash Surrender Value, or Insurance Benefit provided by this policy.

Default of the Death Benefit Protection Feature

This feature will go into default at the beginning of any Policy Month in which the Net Death Benefit Protection Value is less than or equal to zero after we deduct the Monthly Deductions, as modified by the Death Benefit Protection Value provision, that are due for that month.

Death Benefit Protection Feature Grace Period

We will allow 61 days from the date this feature goes into default for you to pay the Death Benefit Protection Default Payment described below to bring the feature out of default. At least 30 days prior to termination of the feature, we will send a notice to your last known address, specifying the amount you must pay to bring the feature out of default. If we have notice of a policy assignment on file at our Service Office, we will mail a copy of the notice of the amount due to the assignee on record.

Death Benefit Protection Default Payment

The amount required to bring this feature out of default, referred to as the Death Benefit Protection Default Payment, is an amount equal to (a) plus (b) where:

(a)	is the amount necessary to bring the Net Death Benefit Protection Value to zero, if it is less than zero, at the date of default; and

(b)	is the amount necessary to keep the Net Death Benefit Protection Value above zero for the next three Policy Months.

If the Death Benefit Protection Default Payment is not paid by the end of the Death Benefit Protection Feature Grace Period, then this feature will terminate.

Termination of the Death Benefit Protection Feature

This feature terminates at the earliest of:

(a)	the end of the Death Benefit Protection Feature Grace Period for which you have not paid the Death Benefit Protection Default Payment;

(b)	the date your policy terminates;

(c)	at the Life Insured’s Age 121.

This feature cannot be reinstated after it terminates.

14. GRACE PERIOD

If the Death Benefit Protection Feature is in default, has terminated, or the Policy Debt is greater than zero and exceeds the Policy Value, the policy and any supplementary benefit riders will go into default if at the beginning of any Policy Month the Net Cash Surrender Value is less than or equal to zero after we take the Monthly Deductions that are due for that month.

We will allow 61 days from the date the policy goes into default for you to pay the Default Payment described below to bring the policy out of default. This is known as the Grace Period. Any payment sent to us must be received by us within the Grace Period. At least 30 days prior to termination of coverage, we will send notice to your last known address, specifying the amount you must pay to bring the policy out of default. If we have notice of a policy assignment on file at our Service Office, we will also mail a copy of the notice of the amount due to the assignee on record.

21PROVUL	19	DE

14. GRACE PERIOD (continued)

Default Payment

The amount required to bring the policy out of default, referred to as the Default Payment, is the lesser of (a) or (b) where:

(a)	is an amount equal to (i) plus (ii) where:

(i)	is the amount necessary to bring the Net Cash Surrender Value to zero, if it is less than zero, at the date of default; and

(ii)	is the amount necessary to keep the Net Cash Surrender Value above zero for the next three Policy Months;

(b)	is the Death Benefit Protection Default Payment as described in Section 13.

When payment is received, any Monthly Deductions that are past due and unpaid will be immediately deducted from the Net Premium and the remaining amount will be applied to the Policy Value.

If the Default Payment has not been paid by the end of the Grace Period, the policy will terminate. Upon termination of the policy, the remaining Net Cash Surrender Value, if any, will be paid to the owner. If the Life Insured dies during the Grace Period, we will deduct from the Insurance Benefit all Monthly Deductions due and unpaid as of the date of the Life Insured’s death. No Insurance Benefit under the policy or any supplementary benefit riders will be in effect after the policy terminates.

15. POLICY TERMINATION

This policy terminates on the earliest of the following events:

(a)	the end of the Grace Period for which we have not received the amount necessary to bring the policy out of default;

(b)	surrender of the policy for its Net Cash Surrender Value; or

(c)	the death of the Life Insured.

16. REINSTATEMENT

If the policy terminates at the end of a Grace Period, you may apply for reinstatement of the policy within three years from the date of default. The policy cannot be reinstated if it has been surrendered for its Net Cash Surrender Value.

The requirements for reinstatement are as follows:

(a)	we must receive Written Request for reinstatement; and

(b)

reinstatement is subject to our normal underwriting practices, including Evidence of Insurability for the Life Insured, and for any insureds covered under any supplementary benefit rider that you wish to reinstate.

If we approve your request,

(a)

we must receive at our Service Office, within 60 days from the date of approval, a premium equal to the amount that was required to bring the policy out of default immediately prior to termination, plus the amount needed to keep the policy In Force for at least the next three Policy Months;

(b)	the reinstatement date will be the date we receive the required payment referenced in (a) above at our Service Office, until which time no coverage will be In Force;

(c)	the Face Amount will be reinstated to the same amounts they were on the date the policy terminated;

(d)	any Surrender Charge will be reinstated to the amount it was at the date of default;

(e)	the remaining Surrender Charge Period, if any, will be the same as on the date of default;

(f)	the Policy Value on the date of reinstatement, prior to the crediting of any Net Premium paid on the reinstatement, will be equal to the Policy Value on the date the policy terminated;

(g)

at reinstatement, your Policy Value as well as the Net Premium received will be allocated to the Fixed Account and the Investment Accounts according to your current premium allocation instructions; and

(h)

the outstanding Policy Debt on the date of reinstatement will be equal to the Policy Debt on the date the policy terminated. You have the right at time of reinstatement to repay or reinstate any outstanding Policy Debt.

21PROVUL	20	DE

16. REINSTATEMENT (continued)

The Suicide and Incontestability provisions will apply from the reinstatement date as described in Sections 21 and 22.

17. COVERAGE AT AND AFTER AGE 121

Provided the policy is In Force at the Life Insured’s Age 121 we will continue the policy In Force thereafter subject to the stipulations stated below.

Death Benefit

The Death Benefit will be determined in the same manner as specified in Section 4.

Premiums and Monthly Deductions

We will not accept any further premium payments. We will cease to take Monthly Deductions for charges listed in Section 1.

Credited Interest

We will continue to credit interest to the Fixed Account. The portion of the Policy Value that is in an Investment Account will continue to vary from day to day.

Asset Credit

The Asset Credit will no longer be credited to the Policy Value.

Policy Debt and Default

Loans will continue to be allowed as described in Section 11. Loan interest will continue to be charged if there is an outstanding loan. Loan repayments will be accepted as well as any amounts required to keep this policy In Force. The policy will go into default at any time the Policy Debt exceeds the Policy Value, as described in Section 11 and Section 14.

Withdrawals

Withdrawals will not be allowed.

18. OWNER AND BENEFICIARY

Until the Life Insured’s death, you can receive any amount payable under the policy and exercise all rights and privileges granted by the policy.

Change of Owner

Until the Life Insured’s death, you can change the ownership of the policy by Written Request. Unless specified by you, the change will take effect as of the date you signed the Written Request. It will not apply to any payments we made or any action we may have taken before we received your Written Request at our Service Office.

Trustee Owner

Should the owner be a trustee, payment to the trustee(s) of any amount to which the trustee(s) is (are) entitled under the policy, either by death or otherwise, will serve as final settlement of the Insurance Benefit.

Joint Ownership

Two or more owners will own the policy as joint tenants with right of survivorship, unless otherwise requested on the application or in any subsequent assignment of the policy. On death of any of the owners, the deceased owner’s interest in the policy passes to the surviving owner(s).

Successor Owner

If an owner dies prior to the death of the Life Insured, a named successor owner will, if then living, have all the owner’s rights and interest in the policy. The owner can designate, cancel, or change the designation of successor owner prior to the death of the Life Insured by written agreement provided to us.

The following four provisions will apply unless there is a beneficiary designation in effect that provides otherwise.

21PROVUL	21	DE

18. OWNER AND BENEFICIARY (continued)

Beneficiary Classification

You can appoint beneficiaries for the Insurance Benefit in three classes: primary, secondary, and final. Beneficiaries in the same class will share equally in the Insurance Benefit payable to them.

Payment To Beneficiaries

We will pay the Insurance Benefit:

(a)	to any primary beneficiaries who are alive when the Life Insured dies; or

(b)	if no primary beneficiary is then alive, to any secondary beneficiaries who are then alive; or

(c)	if no primary or secondary beneficiary is then alive, to any final beneficiaries who are then alive.

Change Of Beneficiary

Until the Life Insured’s death, you can change the beneficiary by Written Request unless you have made an irrevocable beneficiary designation. If an irrevocable beneficiary is named, such beneficiary cannot be changed without the written consent of the irrevocable beneficiary. We are not responsible if the change does not achieve your purpose. Unless otherwise specified by you, the change will take effect as of the date you signed such request. It will not apply to any payments we made or any action we may have taken before we received your Written Request.

Death Of Beneficiary

If no beneficiary is alive when the Life Insured dies, the Insurance Benefit will be payable to you; or if you are the Life Insured, to your estate. Unless otherwise provided, if a beneficiary dies before the seventh day after the death of the Life Insured, we will pay the Insurance Benefit as if the beneficiary had died before the Life Insured.

19. ASSIGNMENT

Your interest in this policy may be assigned with the written consent of any irrevocable beneficiary. Your interest, any interest of the Life Insured and of any revocable beneficiary shall be subject to the terms of the assignment, but such assignment shall not affect the interest of any irrevocable beneficiary. Unless otherwise specified by you, any assignment will take effect on the date the notice of assignment is signed by you; however, it will not apply to any payments made or actions taken by us prior to receipt of notice.

We will not be on notice of any assignment unless it is in writing, nor will we be on notice until a duplicate of the original assignment has been received at our Service Office. We assume no responsibility for the validity or sufficiency of any assignment.

20. MISSTATEMENTS

If the sex (if issued on a sex distinct basis) or age of the Life Insured was misstated in the application, we will, if necessary, change the Face Amount and every other benefit to that which would have been purchased at the correct sex (if issued on a sex distinct basis) or age by the most recent Cost of Insurance Charge.

21. SUICIDE

If the Life Insured commits suicide, while sane or insane, within two years from the Issue Date or within two years from the reinstatement date, the policy will terminate on the date of such suicide and we will pay (in place of all other benefits, if any) an amount equal to the premiums paid less the amount of any Policy Debt on the date of death and less any withdrawals.

If the Life Insured commits suicide, while sane or insane, after two years from the Issue Date and within two years from the effective date of any increase in the Insurance Benefit requiring Evidence of Insurability, the benefits payable under the policy will not include the amount of such Insurance Benefit increase but will include the amount of premium that pertains to the increase.

We reserve the right under this provision to obtain evidence of the manner and cause of death of the Life Insured.

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22. INCONTESTABILITY

Except for non-payment of premium and fraud in the procurement of this policy to the extent permitted by applicable state law, this policy shall be incontestable after it has been In Force for two years from the Issue Date during the lifetime of the Life Insured.

In the case of reinstatement or any policy change requiring Evidence of Insurability, the original contestable period will continue to apply. In addition, a new two-year contestable period will apply from the effective date of such reinstatement or policy change during the lifetime of the Life Insured. Any such contest will be based only on statements made in the application for reinstatement or policy change, unless the original contestability period is not yet expired.

Any premium payment that we accept subject to Evidence of Insurability, and any increase in Insurance Benefit resulting from such payment, shall be considered a policy change for purposes of this Section.

We reserve the right under this provision to obtain evidence of the manner and cause of death of the Life Insured.

23. THE CONTRACT

The written application for the policy is attached at issue. The entire contract between the applicant and us consists of the policy, such application, and any riders and endorsements. However, additional Written Requests or applications for policy changes or acceptance of excess payment may be submitted to us after issue and such additional requests may, if approved, become part of the policy.

All statements made in any application shall, in the absence of fraud, be deemed representations and not warranties. We will use no statement made by or on behalf of the Life Insured to defend a claim under the policy unless it is in a written application.

An exchange of this policy for a new policy on a different plan may be made by agreement between you and us in accordance with our published rules in effect at that time.

We reserve the right to make any changes necessary in order to keep this policy in compliance with any changes in federal or state tax laws. Other changes in this policy may be made by agreement between you and us. Only the President, Vice President, the Secretary, or an Assistant Secretary of the Company has authority to waive or agree to change in any respect any of the conditions or provisions of the policy, or to extend credit or to make an agreement for us.

Addition of Post-Issue Riders

You may apply to add any applicable supplementary benefit rider to your policy that we currently make available for addition after issue, provided you meet our then-current eligibility requirements for the issuance of the applicable supplementary benefit rider, which may include Evidence of Insurability, and your request is approved.

24. RIGHT TO POSTPONE PAYMENT OF BENEFITS

We reserve the right to postpone the payment of Net Cash Surrender Values, withdrawals, policy loans, and the portion of the Insurance Benefit that depends on Investment Account values, for any period during which:

(a)	the New York Stock Exchange (Exchange) is closed for trading (other than customary weekend and holiday closings), or trading on the Exchange is otherwise restricted;

(b)	an emergency exists as defined by the Securities and Exchange Commission (SEC), or the SEC requires that trading be restricted; or

(c)	the SEC permits a delay for the protection of policyholders.

We also reserve the right to postpone payment of Net Cash Surrender Values, withdrawals, and policy loans for up to six months after we receive the request if such payments are based on values that do not depend on the investment performance of the Investment Accounts.

In addition, we may defer transfers under the circumstances stated in (a), (b), and (c).

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25. CLAIMS OF CREDITORS

The proceeds and any income payments under the policy will be exempt from the claims of creditors to the extent permitted by law. These proceeds and payments may not be assigned or withdrawn before becoming payable without our agreement.

26. REPORTS TO OWNER

Within 30 days after each Policy Anniversary, we will send you a report at no charge showing:

(a)	the beginning and end dates of the current report;

(b)	the Death Benefit at the end of the current report period;

(c)	the amounts credited or debited to the Policy Value during the current period, identified by type;

(d)	the current allocation in the Fixed Account, the Loan Account, and each of the Investment Accounts at the end of the current report period;

(e)	the Loan Account balance, if any, at the end of the current report period;

(f)	the Cash Surrender Value, if any, at the end of the current report period;

(g)	the Policy Value, if any, at the beginning and at the end of the current report period;

(h)

if applicable, a notice stating that unless premium payments are made, assuming guaranteed mortality and expense charges and a 0% crediting rate of interest, the Net Cash Surrender Value will not be sufficient to maintain the policy In Force until the end of the next reporting period; and

(i)	any further information required by law.

Upon request, we will provide you a current policy illustration. We will provide one illustration annually without charge. For additional illustrations you request, we reserve the right to charge a reasonable fee, not to exceed $50.

27. HOW VALUES ARE COMPUTED

We provide Cash Surrender Values that are at least equal to those required by law.

We base any minimum Cash Surrender Values on the Commissioners Standard Ordinary Mortality Tables, as described in Section 1.

A detailed statement of the method of computing the values of this policy has been filed with the insurance department of the state shown in Section 1.

28. QUALIFICATION AS LIFE INSURANCE

It is intended that this policy comply with the definition of a “life insurance contract” set forth in the federal income tax laws so that, notwithstanding any other provisions of the policy to the contrary, it will be considered as life insurance for federal income tax purposes. We reserve the right to make any reasonable adjustments to the terms or conditions of this policy if it becomes necessary to allow it to qualify as life insurance. This provision should not be construed to guarantee that this policy will receive tax treatment as life insurance or that the tax treatment of life insurance will never be changed by the future actions of any tax authority. This policy uses the Cash Value Accumulation Test as its life insurance qualification test. Under this test, the Minimum Death Benefit, as described in Section 4, must be maintained.

Effect on Life Insurance Qualification Tests

A change in Death Benefit Option, Face Amount, Risk Classification, Additional Rating, or certain other policy changes, will often change the policy’s limits under federal income tax law.

If the policy change would result in the Minimum Death Benefit exceeding the Face Amount, we reserve the right to:

(a)	distribute to you a portion of the Policy Value such that the resulting Minimum Death Benefit does not exceed the Face Amount; or

(b)	accept the additional Death Benefit subject to our normal underwriting practices including Evidence of Insurability.

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29. INTEREST ON PROCEEDS

We will pay interest on the Insurance Benefit proceeds as follows:

(a)	interest shall accrue and be payable from the date of the Life Insured’s death;

(b)

interest shall accrue at the rate or rates applicable to the policy for funds left on deposit or, if we have not established a rate for funds left on deposit, at the Two-Year Treasury Constant Maturity Rate as published by the Federal Reserve. In determining these rates, we will use the rate in effect on the date of death;

(c)

interest shall accrue at the effective annual rate determined in item (b) above, plus additional interest at a rate of 10% annually beginning with the date that is 31 calendar days from the latest of items (i), (ii), and (iii) to the date the claim is paid, where it is:

(i)	the date that due proof of death is received by us;

(ii)	the date we receive sufficient information to determine our liability, the extent of the liability, and the appropriate payee legally entitled to the proceeds; and

(iii)

the date that legal impediments to payment of proceeds that depend on the action of parties other than the Company are resolved and sufficient evidence of the same is provided to the Company. Legal impediments to payment include, but are not limited to: (a) the establishment of guardianships and conservatorships; (b) the appointment and qualification of trustees, executors, and administrators; and (c) the submission of information required to satisfy state and federal reporting requirements.

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Communications about this policy may be sent to the Company’s Service Office, which is currently at [200 Berkeley Street, Boston, Massachusetts 02116-5023]. Our toll-free number is [1-800-387-2747].

Flexible Premium Variable Universal Life Insurance policy

Adjustable Death Benefit

Benefit payable on Life Insured’s death

Flexible premiums payable to Age 121 during the Life Insured’s lifetime

Non-Participating (Not eligible for dividends)

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